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                                                Exhibit 11
                         Statement Regarding Computation of Per Share Earnings

                                                         Three Months                       Six Months
                                                         Ended June 30,                   Ended June 30,
                                                         1996           1995                 1996         1995
                                                              (In Thousands, Except Per Share Data)
Primary net income per share
Net income:
  Net income as
     reported                                      $15,803        $12,090         $27,431       $23,410

 Weighted average number
    of common shares
    outstanding                                     18,604         19,363          19,034        19,363

 Common stock equivalents
      (stock options)                                  327            265             524           471
 Primary shares                                     18,931         19,628          19,558        19,834

Primary net income
    per share                                   $      .83            .62            1.40          1.18

Fully diluted net income per share
  Net income as
     reported                                      $15,803        $12,090         $27,431       $23,410

 Weighted average number
     of common shares
     outstanding                                    18,604         19,363          19,034        19,363

  Common stock equivalents
    (exercisable stock
    options whether or not
    dilutive)                                        1,041            974           1,041           974
  Fully diluted shares                              19,645         20,337          20,075        20,337

Fully diluted net income
     per share                                   $     .80           .59             1.37          1.15
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